SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported):  October 10, 1997




                   JMB INCOME PROPERTIES, LTD. - VII
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        (Exact name of registrant as specified in its charter)




     Illinois                   0-9555                 36-2999384
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(State or other)             (Commission           (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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                (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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                          ONE WOODFIELD LAKE

                         Schaumburg, Illinois
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.  JMB Income Properties, Ltd.
- VII (the "Partnership"), an Illinois limited partnership, was a 80% partner in One Woodfield Lake Limited Partnership ("One Woodfield"), an Illinois limited partnership, which is a beneficiary of a land trust that owns fee title to an office building located in Schaumburg, Illinois commonly known as One Woodfield Lake (the "Property"). The Partnership had approached the unaffiliated venture partners in One Woodfield with the intent to market and sell the Property. Per the One Woodfield venture agreement, the unaffiliated venture partners in One Woodfield held the right of first opportunity to purchase the Partnership's interest in the Property had the Partnership pursued a sale of the Property. Accordingly, on October 10, 1997, the unaffiliated venture partners through One
Woodfield redeemed and retired the Partnership's interest in One Woodfield for a redemption price of $3,920,451. The redemption price was based upon a deemed sale price of the Property of $17,500,000, which approximates the price at which the Partnership was going to market the property to unaffiliated third parties, less approximately $12,331,000 of existing debt (from which the Partnership was released of all liability by the lender at closing), closing costs and prorations.

     The Property was 100% occupied at the date of sale. The redemption of the Partnership's interest is expected to result in a gain to the Partnership for both financial reporting purposes and Federal income tax reporting purposes in 1997. In addition, in connection with the redemption of the Partnership's interest and as is customary in such transactions, the Partnership agreed to certain representations and warranties, with a stipulated survival period which expires June 15, 1998. The Property was classified as held for sale as of December 31, 1996 and therefore has not been subject to continued depreciation as of that date for financial reporting purposes.

     The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of a real property by the Partnership an amount equal to 3% of the selling price, and that the remaining proceeds (net after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners (i) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership and (ii) have received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equal a 6% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the fourth fiscal quarter of 1980. Two-thirds of the 3% General Partner discussed above is further subordinated to the Limited Partners receiving out of sales proceeds an amount equal to 110% of their initial capital investment in the Partnership. The Limited Partners have received cash distributions that satisfied the requirements in (i) and (ii) above. Also, the Limited Partners have received an amount equal to 110% of their initial capital investment which was satisfied by the August 1993 cash distribution. Therefore, the proceeds from the redemption of the Partnership's interest will be distributed first to the General Partners in an amount equal to 3% of the deemed selling price, and then the remaining proceeds (net after expenses and retained working capital) will be distributed 85% to the Limited Partners and 15% to the General Partners.






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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)   Financial Statements - Not Applicable.

     (b)   Pro Forma Financial Information - Narrative.

     As a result of the redemption of the Partnership's interest in One Woodfield, beyond the date of sale there will be no further rental and other income, property operating expenses, mortgage interest and venture partners' share of venture operations recorded for the Property in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1996) were $3,052,030, $1,926,240, $1,017,287 and $100,566, respectively. Rental and other income, property operating expenses, mortgage interest and venture partners' share of venture operations recorded for the Property were $1,689,492, $1,209,316, $504,287 and $14,880, respectively, for the six months ended June 30, 1997. Also, as a result of the redemption of the Partnership's interest in One Woodfield, there are no further assets and liabilities related to the Property, which at June 30, 1997 consisted of property held for sale or disposition of $6,106,860; venture partners' deficit in venture of $2,572,296; cash and other current assets of $1,254,749; other assets of $557,169; long-term debt of $12,330,749;
accrued real estate taxes and other current liabilities of $2,121,294 and security deposits of $30,207.

     (c)   Exhibits.

           10.1 Partnership Interest Redemption Agreement between JMB Income Properties, Ltd. - VII and One Woodfield Lake Partnership, dated August 30, 1997, and exhibits thereto.








































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                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      JMB INCOME PROPERTIES, LTD. - VII

                      BY:   JMB Realty Corporation
                            (Managing General Partner)


                            By:  GAILEN J. HULL
                                 Gailen J. Hull
                                 Senior Vice President
                                 Principal Accounting Officer












Dated:  October 27, 1997









































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